ION reports first quarter 2019 results
Revenue growth of 10% across both business segments

HOUSTON – May 1, 2019 – ION Geophysical Corporation (NYSE: IO) today reported revenues of $37.0 million in the first quarter 2019, a 10% increase compared to revenues of $33.5 million one year ago, driven in part by an increase in data library sales and Marlin™ deployments. ION’s net loss was $21.4 million, or $(1.52) per share, compared to a net loss of $18.4 million, or $(1.44) per share in the first quarter 2018.
The Company reported Adjusted EBITDA of $(4.6) million for the first quarter 2019, a decrease from the Adjusted EBITDA of $(1.1) million one year ago. A reconciliation of Adjusted EBITDA to the closest comparable GAAP numbers can be found in the tables of this press release.
Net cash flows from operations were $15.4 million during the first quarter 2019, compared to $0.6 million in the first quarter 2018. Total net cash flows, including investing and financing activities, were $5.0 million, compared to $(1.3) million one year ago. At March 31, 2019, the Company had total liquidity of $78.1 million, consisting of $38.4 million of cash on hand, and $39.7 million of available borrowing capacity under its $50.0 million revolving credit facility, of which nothing was drawn.
Brian Hanson, ION’s President and Chief Executive Officer, commented, “I’m pleased with the start to the year given the uncertain market outlook many of our E&P clients had in December due to oil price volatility.  While 2019 E&P spending levels are projected to be slightly up, it remains unclear how robust exploration activity and funding will be in 2019. However, we are cautiously optimistic given the uptick in new venture interest we’re seeing.
“We continue to believe market fundamentals will gradually improve as it becomes increasingly critical to meet production demand in the next decade. Oil and gas projections suggest continued demand growth may create a supply gap in the middle of the next decade that shale may be unable to meet, necessitating offshore deepwater exploration and development. Due to the time it takes to develop and start producing oil and gas from new discoveries offshore, there’s an increasing need to reinvest in conventional resources offshore to meet demand in the middle of the next decade.
“Near-term, however, we expect exploration spending will remain very focused, with the majority of data sales tied to license rounds closing this year. We remain focused on an increase in new multi-client program development, commercialization of our 4Sea next generation ocean bottom technology and greater adoption of Marlin offshore operations optimization software in both E&P and adjacent markets.”
FIRST QUARTER 2019
The Company’s segment revenues for the first quarter were as follows (in thousands):

	Three Months Ended March 31,
	2019	2018	% Change
E&P Technology & Services	$27,103	$24,568	10%
Operations Optimization	9,853	8,940	10%
Total	$36,956	$33,508	10%
Within the E&P Technology & Services segment, multi-client revenues were $23.4 million, an increase of 19%, with data library revenues increasing 67% and new venture revenues essentially flat compared to the first quarter 2018. The increase in data library revenues was primarily attributable to higher sales of recently completed 3D reimaging programs and existing 2D data offshore Brazil. Imaging Services revenues were $3.7 million, a decrease of 25%. While Imaging Services revenues declined, a significant number of new projects closed during the quarter, increasing Imaging Services backlog to its highest level since 2015. This increase in backlog should lead to an increase in Imaging Services revenues during the remainder of 2019.
Within the Operations Optimization segment, Optimization Software & Services revenues were $5.0 million, a 5% increase from the first quarter 2018. The increase in Optimization Software & Services revenues was due to an increase in engineering services revenues, primarily driven by the continued increase in market adoption and deployments of ION’s Marlin offshore operations optimization software. Devices revenues were $4.8 million, a 16% increase from the first quarter 2018, driven by an increase in repairs.
Consolidated gross margin for the quarter was 27%, compared to 20% in the first quarter 2018. Gross margin in E&P Technology & Services was 20%, compared to 18% one year ago. The slight increase in E&P Technology & Services gross margin was a result of the increase and mix of data library revenues. Operations Optimization gross margin was 46%, compared to 48% one year ago. The slight decline in Operations Optimization gross margin was due to the mix of revenues between Devices and Optimization Software & Services.
Consolidated operating expenses were $25.8 million, compared to $19.5 million in the first quarter 2018. Operating margin was (43)%, compared to (38)% in the first quarter 2018. This increase in operating expenses and decline in operating margin was due in part to an increase in compensation expense related to the Company’s outstanding stock appreciation rights (SARs). Outstanding SARs are measured and adjusted to their fair value each quarter until exercised. During the first quarter 2019, the Company recorded $4.5 million of SARs expenses compared to $1.2 million in first quarter 2018.
CONFERENCE CALL
The Company has scheduled a conference call for Thursday, May 2, 2019, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern Time. To participate in the conference call, dial (877) 407-0672 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 16, 2019. To access the replay, dial (877) 660-6853 and use pass code 13689014#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.
About ION
ION develops and leverages innovative technologies, creating value through data capture, analysis and optimization to enhance critical decision-making, enabling superior returns. For more information, visit iongeo.com.
Contact
Steve Bate
Executive Vice President and Chief Financial Officer
+1.281.552.3011

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; and political, execution, regulatory, and currency risks. These risks and uncertainties also include risks associated with the WesternGeco litigation and other related proceedings. We cannot predict the outcome of this litigation or the related proceedings. For additional information regarding these various risks and uncertainties, including the WesternGeco litigation, see our Form 10-K for the year ended December 31, 2018, filed on February 7, 2019. Additional risk factors, which could affect actual results, are disclosed by the Company in its fillings with the Securities and Exchange Commission ("SEC"), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Service revenues	$28,128	$25,086
Product revenues	8,828	8,422
Total net revenues	36,956	33,508
Cost of services	22,446	22,329
Cost of products	4,598	4,326
Gross profit	9,912	6,853
Operating expenses:
Research, development and engineering	5,357	4,255
Marketing and sales	5,793	5,098
General, administrative and other operating expenses	14,699	10,140
Total operating expenses	25,849	19,493
Loss from operations	(15,937)	(12,640)
Interest expense, net	(3,112)	(3,836)
Other expense, net	(792)	(791)
Loss before income taxes	(19,841)	(17,267)
Income tax expense	1,407	1,072
Net loss	(21,248)	(18,339)
Net income attributable to noncontrolling interest	(112)	(87)
Net loss attributable to ION	$(21,360)	$(18,426)
Net loss per share:
Basic	$(1.52)	$(1.44)
Diluted	$(1.52)	$(1.44)
Weighted average number of common shares outstanding:
Basic	14,033	12,813
Diluted	14,033	12,813

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	March 31, 2019	December 31, 2018
Current assets:
Cash and cash equivalents	$38,407	$33,551
Accounts receivable, net	29,104	26,128
Unbilled receivables	14,442	44,032
Inventories, net	14,094	14,130
Prepaid expenses and other current assets	7,486	7,782
Total current assets	103,533	125,623
Deferred income tax asset, net	8,594	7,191
Property, plant and equipment, net	13,257	13,041
Multi-client data library, net	66,932	73,544
Goodwill	23,592	22,915
Right-of-use assets	44,979	47,803
Other assets	1,819	2,435
Total assets	$262,706	$292,552
LIABILITIES AND (DEFICIT) EQUITY
Current liabilities:
Current maturities of long-term debt	$1,787	$2,228
Accounts payable	30,384	34,913
Accrued expenses	32,277	31,411
Accrued multi-client data library royalties	26,310	29,256
Deferred revenue	7,410	7,710
Current maturities of operating lease liabilities	11,964	12,214
Total current liabilities	110,132	117,732
Long-term debt, net of current maturities	119,482	119,513
Operating lease liabilities, net of current maturities	42,721	45,592
Other long-term liabilities	1,810	1,891
Total liabilities	274,145	284,728
(Deficit) Equity:
Common stock	141	140
Additional paid-in capital	953,679	952,626
Accumulated deficit	(947,452)	(926,092)
Accumulated other comprehensive loss	(19,472)	(20,442)
Total stockholders’ (deficit) equity	(13,104)	6,232
Noncontrolling interest	1,665	1,592
Total (deficit) equity	(11,439)	7,824
Total liabilities and (deficit) equity	$262,706	$292,552

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(21,248)	$(18,339)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization (other than multi-client data library)	1,035	2,523
Amortization of multi-client data library	11,100	9,793
Stock-based compensation expense	1,293	812
Deferred income taxes	(1,398)	(117)
Changes in operating assets and liabilities:
Accounts receivable	(2,870)	(10,084)
Unbilled receivables	29,498	20,919
Inventories	81	(164)
Accounts payable, accrued expenses and accrued royalties	(2,013)	(10,155)
Deferred revenue	(333)	2,381
Other assets and liabilities	253	3,039
Net cash provided by operating activities	15,398	608
Cash flows from investing activities:
Investment in multi-client data library	(8,767)	(9,240)
Purchase of property, plant and equipment	(807)	(61)
Net cash used in investing activities	(9,574)	(9,301)
Cash flows from financing activities:
Payments under revolving line of credit	—	(10,000)
Payments on notes payable and long-term debt	(715)	(29,144)
Net proceeds from issuance of stock	—	47,219
Other financing activities	(239)	(575)
Net cash (used in) provided by financing activities	(954)	7,500
Effect of change in foreign currency exchange rates on cash, cash equivalents and restricted cash	81	(113)
Net increase (decrease) in cash, cash equivalents and restricted cash	4,951	(1,306)
Cash, cash equivalents and restricted cash at beginning of period	33,854	52,419
Cash, cash equivalents and restricted cash at end of period	$38,805	$51,113
The following table is a reconciliation of cash and cash equivalents to total cash, cash equivalents and restricted cash:

	March 31,
	2019	2018
Cash and cash equivalents	$38,407	$50,750
Restricted cash included in prepaid expenses and other current assets	398	60
Restricted cash included in other long-term assets	—	303
Total cash, cash equivalents and restricted cash shown in statements of cash flows	$38,805	$51,113

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2019		2018
Net revenues:
E&P Technology & Services:
New Venture	$13,471		$13,726
Data Library	9,948		5,948
Total multi-client revenues	23,419		19,674
Imaging Services	3,684		4,894
Total	27,103		24,568
Operations Optimization:
Devices	4,820		4,158
Optimization Software & Services	5,033		4,782
Total	9,853		8,940
Total	$36,956		$33,508
Gross profit (loss):
E&P Technology & Services	$5,440		$4,343
Operations Optimization	4,516		4,311
Segment gross profit	9,956		8,654
Other	(44)	(a)	(1,801)	(a)
Total	$9,912		$6,853
Gross margin:
E&P Technology & Services	20%		18%
Operations Optimization	46%		48%
Segment gross margin	27%		26%
Other	—%		—%
Total	27%		20%
Income (loss) from operations:
E&P Technology & Services	$(1,615)		$(794)
Operations Optimization	170		786
Support and other	(14,492)	(b)	(12,632)	(b)
Loss from operations	(15,937)		(12,640)
Interest expense, net	(3,112)		(3,836)
Other expense, net	(792)		(791)
Loss before income taxes	$(19,841)		$(17,267)

(a) Relates to gross loss of previously reported Ocean Bottom Integrated Technologies segment.
(b) Includes loss from operations of previously reported Ocean Bottom Integrated Technologies segment of $0.8 million and $2.8 million for the three months ended March 31, 2019 and 2018, respectively, which includes item (a) above and operating expenses of $0.8 million and $1.0 million for the three months ended March 31, 2019 and 2018, respectively.

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Adjusted EBITDA to Net Loss
(Non-GAAP Measure)
(In thousands)
(Unaudited)
The term Adjusted EBITDA represents net loss before interest expense, interest income, income taxes and depreciation and amortization charges. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because its management believes that Adjusted EBITDA provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company had previously reported stock appreciation rights (SARs) expense as an adjustment to its Adjusted EBITDA due to the unusual nature associated with accelerated vesting of certain SARs awards. Since such condition no longer exists and considering the recurring nature of recording outstanding SARs at their fair value, the Company has ceased reflecting SARs expense as an adjustment to its Adjusted EBITDA. To assist with comparability, the Company has reduced its previously reported Adjusted EBITDA by $1.2 million related to SARs expense in the first quarter 2018.

	Three Months Ended March 31,
	2019	2018
Net loss	$(21,248)	$(18,339)
Interest expense, net	3,112	3,836
Income tax expense	1,407	1,072
Depreciation and amortization expense	12,135	12,316
Adjusted EBITDA	$(4,594)	$(1,115)